As filed with the Securities and Exchange Commission on January 13, 2000

                                            Registration No. 333-
=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                FORM S-6
                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                            ---------------------
A.    Exact Name of Trust:
                              NATIONAL EQUITY TRUST
                          Top Ten Portfolio Series 212

B.    Name of depositor:
                       PRUDENTIAL SECURITIES INCORPORATED

C.    Complete address of depositor's principal executive office:
                                One Seaport Plaza
                                199 Water Street
                            New York, New York 10292

D.    Name and complete address of agent for service:
                                                            Copy to:
          LEE B. SPENCER, JR., ESQ.                  KENNETH W. ORCE, ESQ.
      PRUDENTIAL SECURITIES INCORPORATED            CAHILL GORDON & REINDEL
              One Seaport Plaza                         80 Pine Street
               199 Water Street                     New York, New York 10005
           New York, New York 10292

E.    Title and amount of securities being registered:
                    An indefinite number of Units of
                             NATIONAL EQUITY TRUST,
                         Top Ten Portfolio Series 212
                    Pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940 as amended

F. Proposed maximum aggregate offering price to the public of the securities being registered:
                                 Indefinite

G.    Amount of filing fee:
                                  N/A

H.    Approximate date of proposed sale to public:
      As soon as practicable after the effective date of the registration statement.
===========================================================================
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              NATIONAL EQUITY TRUST
                          Top Ten Portfolio Series 212

                              CROSS-REFERENCE SHEET

                   Pursuant to Rule 404(c) of Regulation C
                        under the Securities Act of 1933


                (Form N-8B-2 Items required by Instruction as
                        to the Prospectus in Form S-6)


            Form N-8B-2                                     Form S-6
            Item Number                               Heading in Prospectus

                   I.  Organization and General Information

1.    (a)   Name of Trust .........................)  Prospectus front cover
      (b)   Title of securities issued ............)

2.    Name and address of each depositor ..........   Sponsor; Prospectus back
                                                        cover

3.    Name and address of trustee .................   Trustee

4.    Name and address of each principal
        underwriter ...............................   Sponsor

5.    State of organization of trust ..............   The Trust

6.    Execution and termination of trust
        agreement .................................   Summary of Essential
                                                        Information; The
                                                        Trust; Amendment and
                                                        Termination of the
                                                        Indenture

7.    Changes of Name .............................)            *

8.    Fiscal year .................................)            *

9.    Litigation ..................................)            *

                  II.  General Description of the Trust and
                              Securities of the Trust

-----------------------

* Inapplicable, answer negative or not required.

10.   (a)   Registered or bearer securities .......)            *
      (b)   Cumulative or distributive
              securities ..........................             *
      (c)   Redemption ............................   Rights of Unit Holders
                                                        -- Redemption
      (d)   Conversion, transfer, etc. ............   Rights of Unit Holders
                                                        -- Redemption
      (e)   Periodic payment plan .................)            *
      (f)   Voting rights .........................             *
      (g)   Notice to certificateholders ..........   The Trust; Rights of
                                                        Unit Holders -- Reports
                                                        and Records; Sponsor
                                                        -- Responsibility;
                                                        Sponsor --
                                                        Resignation; Trustee
                                                        -- Resignation;
                                                        Amendment and
                                                        Termination of the
                                                        Indenture
      (h)   Consents required .....................   The Trust; Amendment and
                                                        Termination of the
                                                        Indenture
      (i)   Other provisions ......................   Tax Status

11.   Type of securities comprising units .........   Prospectus front cover;
                                                        Objective; Security
                                                        Selection; The Trust

12.   Certain information regarding
        periodic payment certificates .............             *

13.   (a)   Load, fees, expenses, etc. ............   Summary of Essential
                                                        Information; Public
                                                        Offering of Units --
                                                        Public Offering Price;
                                                        Public Offering of
                                                        Units -- Sponsor's and
                                                        Underwriter's Profits;
                                                        Public Offering of
                                                        Units -- Volume
                                                        Discount; Public
                                                        Offering of Units --
                                                        Employee Discount;
                                                        Exchange Option;
                                                        Reinvestment Program;
                                                        Expenses and Charges;
                                                        Sponsor --
                                                        Responsibility
-----------------------

* Inapplicable, answer negative or not required.

      (b)   Certain information regarding
              periodic payment certificates .......             *
      (c)   Certain percentages ...................   Summary of Essential
                                                        Information; Public
                                                        Offering of Units --
                                                        Public Offering Price;
                                                        Public Offering of Units
                                                        -- Profit of Sponsor;
                                                        Public Offering of Units
                                                        -- Volume Discount;
                                                        Public Offering of Units
                                                        -- Employee Discount;
                                                        Exchange Option
      (d)   Price Differentials ...................   Public Offering of Units
                                                        -- Employee Discount
      (e)   Certain other fees, etc. payable
              by holders ..........................   Rights of Unit Holders
                                                        -- Certificates
      (f)   Certain other profits receivable
              by depositor, principal under-
              writer, trustee or affiliated
              persons .............................   The Trust -- Objectives
                                                        and Securities
                                                        Selection; Rights of
                                                        Unit Holders --
                                                        Redemption -- Purchase
                                                        by the Sponsor of
                                                        Units Tendered for
                                                        Redemption
      (g)   Ratio of annual charges to
              income ..............................             *

14.   Issuance of trust's securities ..............   The Trust; Rights of
                                                        Unit Holders --
                                                        Certificates

15.   Receipt and handling of payments from
        purchasers ................................             *

16.   Acquisition and disposition of under-
        lying securities ..........................   The Trust -- Portfolio
                                                        Summary; The Trust --
                                                        Objectives and
                                                        Securities Selection;
                                                        Rights of Unit Holders
-----------------------

* Inapplicable, answer negative or not required.

                                                        -- Redemption; Sponsor
                                                        - Responsibility

17.   Withdrawal or redemption ....................   Rights of Unit Holders
                                                        -- Redemption

18.   (a)   Receipt, custody and disposition
              of income ...........................   Rights of Unit Holders
                                                        -- Distribution of
                                                        Interest and
                                                        Principal; Rights of
                                                        Unit Holders - Reports
                                                        and Records
      (b)   Reinvestment of distributions .........   Reinvestment Programs
      (c)   Reserves or special funds .............   Expenses and Charges;
                                                        Rights of Unit Holders
                                                        -- Distribution of
                                                        Interest and Principal
      (d)   Schedule of distributions .............             *

19.   Records, accounts and reports ...............   Rights of Unit Holders
                                                        -- Distributions of
                                                        Interest and
                                                        Principal; Rights of
                                                        Unit Holders --
                                                        Reports and Records

20.   Certain miscellaneous provisions of
        trust agreement ...........................   Sponsor -- Limitations
                                                        on Liabil-
      (a)   Amendment .............................)    ity; Sponsor --
                                                        Resignation;
      (b)   Termination ...........................)  Trustee -- Limitations
                                                        on Liabil-
      (c)   and (d) Trustee, removal and                ity; Trustee -
              successor ...........................)    Resignation;
                                                        Amendment and
                                                        Termination of
      (e)   and (f) Depositor, removal and              the Indenture
              successor ...........................)

21.   Loans to security holders ...................             *

22.   Limitation on liability .....................   The Trust -- Portfolio
                                                        Summary; Sponsor --
                                                        Limitations on
                                                        Liability; Trustee --
-----------------------

* Inapplicable, answer negative or not required.

                                                        Limitations on
                                                        Liability; Evaluator
                                                        -- Limitations on
                                                        Liability

23.   Bonding arrangements ........................   Additional Information
                                                        -- Item A

24.   Other material provisions of trust
        agreement .................................             *


                        III. Organization, Personnel and
                         Affiliated Persons of Depositor

25.   Organization of depositor ...................   Sponsor

26.   Fees received by depositor ..................             *

27.   Business of depositor .......................   Sponsor

28.   Certain information as to officials
        and affiliated persons of
        depositor .................................   Contents of Registration
                                                        Statement -- Part II

29.   Companies controlling depositor .............   Sponsor

30.   Persons controlling depositor ...............             *

31.   Payments by depositor for certain
        services rendered to trust ................)            *

32.   Payments by depositor for certain
        other services rendered to trust ..........)            *

33.   Remuneration of employees of depositor
        for certain services rendered to
        trust .....................................)            *

34.   Remuneration of other persons for
        certain services rendered to trust ........)            *

35.   Distribution of trust's securities
        in states .................................   Public Offering of Units
                                                        -- Public Distribution

-----------------------

* Inapplicable, answer negative or not required.

36.   Suspension of sales of trust's
        securities ................................)            *

37.   Revocation of authority to distribute .......)            *

38.   (a)   Method of distribution ................)            *
      (b)   Underwriting agreements ...............   Public Offering of Units
      (c)   Selling agreements ....................)            *

39.   (a)   Organization of principal under-
              writer ..............................)  Sponsor
      (b)   N.A.S.D. membership of principal
              underwriter .........................)  Sponsor

40.   Certain fees received by principal
        underwriter ...............................             *

41.   (a)   Business of principal underwriter .....   Sponsor
      (b)   Branch offices of principal
              underwriter .........................)            *
      (c)   Salesmen of principal underwriter .....)            *

42.   Ownership of trust's securities by
        certain persons ...........................)            *

43.   Certain brokerage commissions received
        by principal underwriter ..................)            *

44.   (a)   Method of valuation ...................   Summary of Essential
                                                        Information; Public
                                                        Offering of Units --
                                                        Public Offering Price;
                                                        Public Offering of
                                                        Units -- Public
                                                        Distribution; Public
                                                        Offering of Units --
                                                        Secondary Market
      (b)   Schedule as to offering price .........             *
      (c)   Variation in offering price to
              certain persons .....................   Public Offering of Units
                                                        -- Public
                                                        Distribution; Public
                                                        Offering of Units --
                                                        Volume Discount;
                                                        Public Offering of
                                                        Units -- Employee

-----------------------

* Inapplicable, answer negative or not required.

                                                        Discount; Exchange
                                                        Option

45.   Suspension of redemption rights .............             *

46.   (a)   Redemption Valuation ..................   Summary of Essential
                                                        Information; Rights of
                                                        Unit Holders --
                                                        Redemption --
                                                        Computation of
                                                        Redemption Price per
                                                        Unit
      (b)   Schedule as to redemption price .......             *

47.   Maintenance of position in underlying
        securities ................................   Public Offering of Units
                                                        -- Secondary Market;
                                                        Rights of Unit Holders
                                                        -- Redemption --
                                                        Computation of
                                                        Redemption Price per
                                                        Unit; Rights of Unit
                                                        Holders -- Redemption
                                                        -- Purchase by the
                                                        Sponsor of Units
                                                        Tendered for
                                                        Redemption


                   IV.  Information Concerning the Trustee
                                   or Custodian

48.   Organization and regulation of
        trustee ...................................   Trustee

49.   Fees and expenses of trustee ................   Expenses and Charges

50.   Trustee's lien ..............................   Expenses and Charges --
                                                        Other Charges


                   V.  Information Concerning Insurance of
                               Holders of Securities

51.   Insurance of holders of trust's
        securities .................................  The Trust -- Insurance
                                                        on the Securities in
                                                        the Portfolio of an
                                                        Insured Trust


-----------------------

* Inapplicable, answer negative or not required.

                            VI. Policy of Registrant

52.   (a)   Provisions of trust agreement with
              respect to selection or elimina-
              tion of underlying securities .......   Prospectus front cover;
                                                        The Trust -- Portfolio
                                                        Summary; The Trust --
                                                        Insurance on the
                                                        Securities in the
                                                        Portfolio of an Insured
                                                        Trust; The Trust --
                                                        Objectives and
                                                        Securities Selection;
                                                        Sponsor --
                                                        Responsibility
      (b)   Transactions involving elimination
              of underlying securities ............             *
      (c)   Policy regarding substitution or
              elimination of underlying
              securities ..........................   Sponsor --
                                                        Responsibility
      (d)   Fundamental policy not otherwise
              covered .............................             *

53.   Tax status of trust .........................   Prospectus front cover;
                                                        Tax Status


                 VII.  Financial and Statistical Information

54.   Trust's securities during last ten
        years .....................................)            *

55.                                                )

56.   Certain information regarding periodic
        payment certificates ......................)            *

57.                                                )

58.                                                )

59.   Financial statements (Instruction 1(c)
        to Form S-6) ..............................   Statement of Financial
                                                        Condition of the Trust


-----------------------

* Inapplicable, answer negative or not required.

                  Subject to Completion, Dated January 13, 2000


                           NATIONAL EQUITY TRUST
                         Top Ten Portfolio Series 212


                                     [LOGO]

           The attached final prospectus for a prior Series of National Equity Trust is hereby used as a preliminary prospectus for Top Ten Portfolio Series
212. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being presented for informational purposes only. Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of effectiveness of the registration statement relating to Units of this Series.

            The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              NATIONAL EQUITY TRUST
                        TOP TEN PORTFOLIO SERIES 211


            The prospectus dated January 13, 2000, File No. 333-90683 is hereby incorporated by reference.

         PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

                       CONTENTS OF REGISTRATION STATEMENT


Item A -- Bonding Arrangements

            The employees of Prudential Securities Incorporated are covered under Broker's Blanket Policies, Standard Form No. 14 in the aggregate amount of $62,500,000.

Item B -- Contents of Registration Statement

            This Registration Statement on Form S-6 comprises the following papers and documents:

            The cross-reference sheet.

            The Prospectus.

            Signatures.

           Listed below is the name and registration number of a previous series of National Equity Trust, the final prospectus of which, properly supplemented, is used as a preliminary prospectus for National Equity Trust, Top Ten Portfolio Series 212. This prior final prospectus is incorporated herein by reference.

      National Equity Trust,
      Top Ten Portfolio Series 211
      (Registration No. 333-90683)


            Written consents of the following persons:

                  Cahill Gordon & Reindel (included in Exhibit 5).

              (2) Deloitte & Touche LLP

            The following Exhibits:

      (4) Ex-3.(i)      -     Certificate of Incorporation of Prudential
                                Securities Incorporated dated March 29, 1993.

      (7) Ex-3.(ii)     -     Revised By-Laws of Prudential Securities
                                Incorporated as amended through September 28, 1998.

      (5)   Ex-4.a      -     Trust Indenture and Agreement, dated April 25,
                                1995.

      (1)   Ex-4.b      -     Draft of Reference Trust Agreement.

      (2)   Ex-5        -     Opinion of counsel as to the legality of the
                                securities being registered.

      (6)   Ex-24       -     Powers of Attorney executed by a majority of the
                                Board of Directors of Prudential Securities
                                  Incorporated.

            Ex-99.1     -     Information as to Officers and Directors of
                                Prudential Securities Incorporated is
                                incorporated by reference to Schedules A and D of Form BD filed by Prudential Securities Incorporated pursuant to Rules 15b1-1 and 15b3-1 under the Securities Exchange Act of 1934 (1934 Act File No. 8-16267).

      (3)   Ex-99.2     -     Affiliations of Sponsor with other investment
                                   companies.

      (3)   Ex-99.3     -     Broker's Blanket Policies, Standard Form No. 14
                                in the aggregate amount of $62,500,000.

      (5)   Ex-99.4     -     Distribution Agency Agreement among Prudential
                                Securities Incorporated, as Depositor, United States Trust Company of New York, as Trustee, and United States Trust Company of New York, as Distribution Agent.

      (8)   Ex-99.5     -     Amendment to Distribution Agency Agreement among
                                Prudential Securities Incorporated, as
                                Depositor, The Chase Manhattan Bank, as Trustee, and The Chase Manhattan Bank, as Distribution Agent.

      (9)   Ex-99.6     -     Amendment to Distribution Agency Agreement dated
                              September 23, 1996 among Prudential Securities
                              Incorporated, as Depositor, The Chase Manhattan
                              Bank, as Trustee, and The Chase Manhattan Bank, as Distribution Agent included as part of the Reference Trust Agreement filed as Exhibit 4.b to
                              National Equity Trust Top Ten Portfolio Series 1.


--------------------

     (1)  Filed herewith.

     (2)  To be filed by amendment.

     (3) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of Prudential Unit Trusts, Insured Tax-Exempt Series 1, Registration No. 2-89263.

     (4) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of Government Securities Equity Trust Series 5, Registration No. 33-57992.

     (5) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of National Equity Trust, Low Five Portfolio Series 1, Registration No. 33-55475.

     (6) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of National Municipal Trust, Series 172, Registration No. 33-54681, National Equity Trust, Top Ten Portfolio Series 3, Registration No. 333-15919 and National Equity Trust, Low Five Portfolio Series 17, Registration No. 333-44543.

     (7) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of National Municipal Trust, Series 186, Registration No. 33-54697 and National Equity Trust, S&P 500 Strategy Trust Series 2, Registration No. 333-39521.

     (8) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of National Equity Trust, Low Five Portfolio Series 6, Registration No. 333-01889.

     (9) Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement under the Securities Act of 1933 of National Equity Trust Top Ten Portfolio Series 1, Registration No. 333-02753.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, National Equity Trust, Top Ten Portfolio Series 212, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, and State of New York on the 13th day of January, 2000.

                           NATIONAL EQUITY TRUST
                             Top Ten Portfolio Series 212
                                  (Registrant)


                      By PRUDENTIAL SECURITIES INCORPORATED
                                   (Depositor)



                  By the following persons*, who constitute
                   a majority of the Board of Directors of
                       Prudential Securities Incorporated


                              A. Laurence Norton, Jr.
                              Leland B. Paton
                              Martin Pfinsgraff
                              Vincent T. Pica II
                              James D. Price
                              Hardwick Simmons
                              Lee B. Spencer, Jr.


                              By /s/ Kenneth Swankie
                              (Kenneth Swankie,
                              Senior Vice President,
                              Manager-Unit Investment Trust
                              Department,
                              As authorized signatory for
                              Prudential Securities
                              Incorporated and
                              Attorney-in-Fact for the
                              persons listed above)

--------------------

*     Pursuant to Powers of Attorney previously filed.

                               CONSENT OF COUNSEL


     The consent of Cahill Gordon & Reindel to the use of its name in the Prospectus included in this Registration Statement will be contained in its opinion to be filed as Exhibit 5 to this Registration Statement.

                           -----------------------


                         CONSENT OF INDEPENDENT AUDITORS


                          [to be filed by Amendment]